EXHIBIT 10.02
MARTEK BIOSCIENCES CORPORATION
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(DIRECTOR)
     Martek Biosciences Corporation (the “Company”), hereby grants restricted stock units relating to shares of its common stock (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”).
Grant Date:                     , 200
Name of Grantee:                                          State of Residence:
Grantee’s Social Security Number:                     -                    -
Number of Restricted Stock Units (RSUs) Covered by Grant:

Vesting Schedule:
Vesting Date	Number of RSUs that vest, as
a percent of the number of RSUs granted

     You agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which will be provided on request) unless you deliver a notice in writing within 30 days of receipt of this award agreement to the Vice President of Administration and Human Resources stating that you do not accept the terms and conditions described in this Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.
This is not a stock certificate or a negotiable instrument.

MARTEK BIOSCIENCES CORPORATION
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. The following additional terms have the meanings provided below:

“Service” means service by you as an employee, officer, director or consultant to the Company or an Affiliate. A change in your position or duties will not result in interrupted or terminated Service so long as you continue to be an employee, officer, director of the Company or an Affiliate. If on termination of your Service as an employee, officer or director the Company retains you as a consultant, the Company may, in its sole discretion, provide that your Service continues for purposes of vesting in the Restricted Stock Units.

Vesting	Your Restricted Stock Unit grant vests as to the number of Stock Units indicated in the vesting schedule on the cover sheet, on the Vesting Dates shown on the cover sheet, provided you are in Service on the Vesting Date. No additional Stock Units will vest after your Service has terminated for any reason.

Book Entry of Stock Pursuant to Vested Units	A book entry for the vested shares of Stock represented by the Restricted Stock Units will be made for you and the shares will be credited to your account with the plan administrator by the Company within three (3) days of the applicable Vesting Date; provided that, if such Vesting Date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, transfer of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window but in no event beyond 2 1/2 months after the end of the calendar year in which the shares would have been otherwise transferred.

Forfeiture of Unvested Units	In the event that your Service terminates for any reason, other than death or Disability, then unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate or other plan or agreement, you will forfeit all of the Restricted Stock Units that have not yet vested.

Death	If your Service terminates because of your death, then your Restricted Stock Units shall become 100% vested.

Disability	If your Service terminates because of your Disability, then your Restricted Stock Units shall become 100% vested.

Corporate Transaction	Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, the Restricted Stock Units will become 100% vested.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been transferred to you. In the event of a cash dividend on outstanding Stock, you will not be entitled to receive a cash payment for each Restricted Stock Unit.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Restricted Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you reside, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact Investor Relations, tel. no. 410-740-0081, to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Plan, and an applicable employment agreement with the Company, if any, constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.